As filed with the Securities and Exchange Commission on October 4, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

a.k.a. Brands Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware	87-0970919
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

100 Montgomery Street, Suite 1600 San Francisco, California	94104
(Address of Principal Executive Offices)	(Zip Code)
a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan
(Full Title of the Plan)
Ciaran Long
Interim Chief Executive Officer and Chief Financial Officer
100 Montgomery Street, Suite 2270
San Francisco, CA
(Name and address of agent for service)
(415) 295-6085
(Telephone number, including area code, of agent for service)
Copy to:
Justin R. Salon
Morrison & Foerster LLP
2100 L Street, NW Suite 900
Washington, D.C. 20037
(202) 887-1500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE
This Registration Statement is filed by a.k.a. Brands Holding Corp. (the “Registrant”) for the purpose of registering (i) 833,333 additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) under the a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan (the “Plan”) as adjusted for the Reverse Stock Split (as defined below), following the amendment to the Plan that was approved by the Registrant’s stockholders at its annual meeting on May 25, 2023, (ii) 153,456 additional shares of common stock pursuant to the “evergreen” provision of the Plan, as adjusted for the Reverse Stock Split and (iii) 199,396 additional shares of common stock pursuant to the “evergreen” provision of the a.k.a. Brands Holding Corp. 2021 Employee Stock Purchase Plan (the “ESPP”), as adjusted for the Reverse Stock Split. The amendment to the Plan, among other things, increases the number of shares of Common Stock available for issuance under the Plan by 10,000,000 shares before adjusting for the Reverse Stock Split (as defined below). The “evergreen” provisions of the Plan and the ESPP provide that the maximum amount of shares of Common Stock authorized under the Plan and the ESPP shall be increased on January 1 of each year by a number equal to one percent (1%) of the total number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year. The Registrant initially registered 5,635,310 shares and 1,408,828 shares of Common Stock reserved for issuance under the Plan and the ESPP, respectively, on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on September 23, 2021, however 4,900,269 shares and 1,225,067 shares were reserved under the Plan and the ESPP, respectively. The excess 735,041 shares under the Plan and the excess 183,761 shares under the ESPP are being counted against the shares that would otherwise be registered pursuant to the “evergreen” provisions of the Plan and the ESPP on this Registration Statement. On September 25, 2023, the Registrant filed a Certificate of Amendment to the Registrant’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which effected a one-for-12 reverse stock split (the “Reverse Stock Split”) of the Registrant’s issued and outstanding shares of Common Stock, at 5:01 PM Eastern Time on September 29, 2023. As a result of the Reverse Stock Split, every 12 shares of Common Stock issued and outstanding were converted into one share of Common Stock. The number of shares to be awarded under the Plan and the number of additional shares available pursuant to the “evergreen” provisions are also being appropriately adjusted as a result of the Reverse Stock Split.
In accordance with General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statement on Form S-8 (File No. 333-259753), filed by the Registrant with the Commission on September 23, 2021, relating to the Plan and the ESPP.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of a.k.a. Brands Holding Corp., filed with the Delaware Secretary of State on September 21, 2021 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 27, 2021).

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of a.k.a. Brands Holding Corp., effective September 29, 2023 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on September 29, 2023).

4.3
Amended and Restated Bylaws of a.k.a. Brands Holding Corp., effective September 21, 2021 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 27, 2021).

4.4
a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 (No. 333-259753) filed with the Commission on September 23, 2021).

4.5
Amendment No. 1 to the a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 30, 2023).

4.6
a.k.a. Brands Holding Corp. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-8 (No. 333-259752) filed with the Commission on September 23, 2021).

5.1*	Opinion of Morrison & Foerster LLP.
23.1*	Consent of PricewaterhouseCoopers, independent registered public accounting firm.
23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature pages hereto).
107*	Filing Fee Table.
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 4, 2023.

a.k.a. Brands Holding Corp.

By:	/s/ Ciaran Long
Name:	Ciaran Long
Title:	Interim Chief Executive Officer and Chief Financial Officer

POWERS OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ciaran Long and Kenneth C. White and each or any one of them, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each of the undersigned in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 4, 2023.

Name	Position

/s/ Ciaran Long	Interim Chief Executive Officer and Chief Financial Officer
Ciaran Long	(Principal Executive, Financial and Accounting Officer)

/s/ Christopher Dean	Chair of the Board
Christopher Dean

/s/ Wesley Bryett	Director
Wesley Bryett

/s/ Ilene Eskenazi	Director
Ilene Ezkenazi

/s/ Sourav Ghosh	Director
Sourav Ghosh

/s/ Matthew Hamilton	Director
Matthew Hamilton

/s/ Myles McCormick	Director
Myles McCormick

/s/ Jill Ramsey	Chief Executive Officer and Director
Jill Ramsey

/s/ Kelly Thompson	Director
Kelly Thompson
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